Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Harrow, Inc. of our report dated March 27, 2025, relating to the consolidated financial statements and effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Harrow, Inc. for the year ended December 31, 2024.

Crowe LLP

Indianapolis, Indiana

June 20, 2025